Exhibit 11.1


                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                   (Unaudited)



                                                                  Thirteen weeks ended                  Thirty-nine weeks ended
                                                           September 27,      September 28,       September 27,       September 28,
                                                               1997               1996                1997                1996
                                                               ----               ----                ----                ----
Net income before extraordinary item
   cumulative effect.....................................     $(1,017)         $   (381)           $     293              $2,457
Extraordinary item.......................................          --               --                (1,210)                 --
Net Income (loss)........................................     $(1,107)         $   (381)           $   ( 917)             $2,457
                                                              =======          ========            =========              ======

Common shares outstanding................................       1,551             1,018                1,370               1,018
Common equivalent shares issuable upon exercise
   of stock options and warrants (1).....................          --               400                   --                 400
                                                              -------          --------            ---------              ------

Total weighted average shares............................       1,551             1,418                1,370               1,418
                                                              -------          --------            ---------              ------

Earnings per common and equivalent share before
   extraordinary item....................................     $ (0.71)         $  (0.27)            $  (0.21)             $ 1.73
Extraordinary item per common and equivalent
   shares................................................          --             (0.88)                0.00                0.00
                                                              -------          --------            ---------              ------

Earnings per common and equivalent share.................     $ (0.71)         $  (0.27)            $  (0.67)             $  1.73
                                                              =======          ========            =========              =======


Notes:

(1) Amount calculated using the modified treasury stock method and fair market values.